Exhibit (a)(1)(T)
Filed by Ensource Energy Income Fund LP and
Ensource Energy LLC, as Bidders, pursuant to
Rule 425 and Rule 433 under the Securities Act of 1933
Subject Company: Eastern American Natural Gas Trust
(Registration No. 333-126068)
First Used: May 15, 2006
Ensource Energy Income Fund LP Announces Revised Exchange Offer With $31.00 Per Unit Cash Option and Lehman Brothers and Ospraie Management as New Investors
Business Wire — May 15, 2006 16:57
HOUSTON, May 15, 2006 (BUSINESS WIRE) — Ensource Energy Income Fund LP (“Ensource”) announced that it has filed with the Securities and Exchange Commission an amendment to its current offer to exchange one whole newly issued common unit of Ensource and to pay a pro rata share of a special cash distribution of $5.9 million for each outstanding depositary unit of Eastern American Natural Gas Trust (NYSE:NGT). This revised offer, which we will commence after we receive SEC clearance of our amended registration statement, will include an offer to pay $31.00 in cash to purchase up to 2,950,001 of the outstanding depositary units of NGT. Ensource has entered in to an agreement with affiliates of the investment firm Third Point LLC to participate in the cash portion of the tender offer. This revised offer will allow current NGT unitholders the opportunity to sell their units at a 14.3% premium to the average closing price for the past 30 trading days, inclusive of the announced June distribution, or elect to join Lehman Brothers, Ospraie Management and the Ensource Energy management team in creating a growth driven Master Limited Partnership (“MLP”) in the upstream energy sector.
Ensource Energy LLC (“Ensource Energy”), a newly formed Delaware limited liability company, has been assigned all of Ensource Energy Partners LP’s general partnership interests in the Ensource Energy Income Fund LP. Ensource Energy has been capitalized with up to $40 million of committed capital primarily from Lehman Brothers Inc., the global investment bank, affiliates of the investment firm Ospraie Management, and Ensource Energy management.
Scott W. Smith, Chairman and CEO of Ensource Energy, commented, “We are excited that Lehman Brothers, the premier investment bank in the MLP sector, and Ospraie Management, a leading commodity and basic industry focused investment firm, have joined with us, and we look forward to working with them as we build Ensource into a dynamic, growth vehicle for investors seeking to participate in an upstream energy MLP.”
Ensource (i) has supplemented its registration statement and the related offering materials to reflect the changes described herein and (ii) intends to commence the revised offer after such amended registration statement is declared effective by the Securities and Exchange Commission (“SEC”).

Georgeson Shareholder Communications, Inc. (800-279-4514) has been appointed the information agent for this offer. The prospectus relating to the offer, as well as any additional information concerning the terms and conditions of the offer, may be obtained by contacting Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, E-mail: ensource@gscorp.com. Banks and brokerage firms please call: 1-212-440-9800. NGT depositary unitholders please call: 1-800-279-4514.
Ensource Energy Income Fund LP is a Houston-based energy company engaged in the business of acquiring and holding net profits interests burdening oil and gas producing properties located in the United States, which will fund ongoing quarterly distributions to its limited partners of all available cash from operating surplus received from the ownership of those interests beyond that required to pay its costs and fund reasonable working capital reserves. Additional information about Ensource Energy Income Fund LP may be found on its website at www.ensource-energy.com.
Where You Can Get More Information
This is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any offer will be made only through a registration statement and related materials. In connection with the offer, Ensource Energy Income Fund LP (“Ensource”) has filed a registration statement on Form S-4 (containing a prospectus) with the SEC, which registration statement will be amended to reflect our revised offer. We do not intend to commence our revised offer until the SEC declares our amended registration statement effective. We intend to commence our offer by mailing the revised definitive prospectus accompanied by the revised letter of transmittal to NGT depositary unitholders. Investors and security holders of Eastern American Natural Gas Trust are advised to read these disclosure materials (and any other disclosure materials filed with the SEC when they become available) because these materials contain important information. Investors and security holders may obtain a free copy of the amended disclosure materials and other documents after they are filed by Ensource with the SEC at the SEC’s website at www.sec.gov. The disclosure materials and other documents of Ensource may also be obtained from Ensource upon request by directing such request to Ensource’s Information Agent, Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, E-mail: ensource@gscorp.com. Banks and brokerage firms please call: 1-212-440-9800. NGT depositary unitholders please call: 1-800-279-4514.
The issuer has filed a registration statement (including a prospectus) with the SEC for the proposed offering to which this communication relates, which registration statement will be amended to reflect our revised offer. Before you invest, you should read the definitive prospectus in that registration statement and other documents the issuer has, or will file, with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-279-4514.

Forward-Looking Statements
All statements, other than statements of historical facts, included herein are forward-looking statements. Included among forward-looking statements are, among other things, (i) statements regarding Ensource’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the payment of distributions to Ensource’s limited partners. Although Ensource believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Ensource’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Ensource’s periodic reports that are filed with and available from the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Other than as required under the securities laws, Ensource does not assume a duty to update these forward-looking statements.
SOURCE: Ensource Energy Income Fund LP
Ensource Energy Income Fund LP, Houston
Scott W. Smith or Marshall M. Eubank, 713-659-1794
or Toll free, 888-844-1784